Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-106616 of Mandalay Resort Group on Form S-3 of our report dated March 12, 2004, relating to the financial statements of Elgin Riverboat Resort—Riverboat Casino as of and for the year ended December 31, 2003, appearing in Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Mandalay Resort Group for the year ended January 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
July 26, 2004